PLEDGE AGREEMENT



         PLEDGE AGREEMENT ("Agreement"), dated as of May 10, 1996, by and between Nathan Low, c/o Sunrise Financial Group, 135 East 57th Street, 11th Floor, New York, New York 10021 ("Pledgor"), and Vertical Financial Inc., a corporation organized under the laws of the British Virgin Islands, c/o Orida Capital International Ltd., 221 East 61st Street, New York, New York 10021 ("Vertical") and Robb Matzner, having an address at 157 East 74th Street, New York, New York 10021 ("Matzner", and together with Vertical, the "Pledgees," and each individually, the "Pledgee".)


                                R E C I T A L S


                  Pledgor and Pledgees are parties to a Warrant Purchase and Sale Agreement, of even date herewith (the "Warrant Purchase Agreement"), pursuant to which Pledgor purchased from Matzner warrants ("Matzner Warrants") to purchase 62,500 shares of Common Stock, $.01 par value ("Common Stock"), of Stratasys, Inc. (the "Company") at $8 per share and from Vertical warrants (the "Vertical Warrants;" and together with the Matzner Warrants, the "Purchased Warrants") to purchase 87,500 shares of Common Stock at $8 per share. In consideration of the sale of such Purchased Warrants, Pledgor has agreed to pay to Pledgees their respective purchase prices for the Purchased Warrants on a deferred basis in accordance with Section 1.2 of the Warrant Purchase Agreement. Pledgor also owns warrants to purchase 50,000 shares of Common Stock at $3 per share (the "Additional Warrants;" and together with the Purchased Warrants, the "Pledged Warrants"). Pledgor has agreed to pledge the Pledged Collateral







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(as hereinafter defined in Section 1) as security for the payment, performance and observance of all obligations of Pledgor (i) under the Warrant Purchase Agreement and this Agreement and (ii) to pay any and all costs and expenses (including without limitation attorneys fees and brokers fees) of collection paid or incurred by Pledgees, or any one of them, in connection with the enforcement or realization of Pledgees' respective rights in the Pledged Collateral (as hereinafter defined in Section 1) (such obligations being referred to herein collectively as the "Obligations"). The Pledged Collateral shall be held in accordance with a certain escrow agreement (the "Escrow Agreement") dated the date hereof by and among Pledgor, Pledgees, the Company and Bachner, Tally, Polevoy & Misher, LLP, as escrow agent (the "Escrow Agent").

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Pledge. In order to secure the Pledgor's Obligations, Pledgor hereby pledges to each Pledgee, and grants to each Pledgee a security interest in his or its respective Pledged Warrants, together with all cash, securities, dividends and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Warrants, including all of the shares of Common Stock issuable upon exercise of such Pledged Warrants (the "Pledged Shares") (all of the foregoing being hereinafter collectively referred to as the "Pledged Collateral"), provided that in the event that the Pledgor exercises the Pledged Warrants on the date hereof, each Pledgee shall be deemed to have released its security interest in the Pledged Warrants (but not in the remainder of the Pledged Collateral).


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Notwithstanding anything to the contrary contained in this Agreement, if the full exercise price for the Additional Warrants has been paid and if the Company has agreed to release from escrow the shares of Common Stock received upon exercise of the Additional Warrants, then such underlying shares shall not be part of the Pledged Collateral or otherwise subject to this Agreement.

                  2. Delivery of Pledged Collateral. Contemporaneously with the execution and delivery hereof, the Pledgor hereby is delivering to the Escrow Agent the certificates representing the Pledged Warrants, accompanied by warrant assignment forms duly executed in blank (the forms of which are attached hereto as Exhibits C-1, C- 2, C-3 and C-4) and stock powers duly executed in blank and medallion signature guaranteed relating to all of the Pledged Shares, provided that in the event that the Pledgor exercises the Pledged Warrants on the date hereof, instead of delivering the Pledged Warrants and assignment forms, each Pledgee shall instruct the Company to deliver to the Escrow Agent certificates representing 50% of the Pledged Shares (100,000 shares) in the following denominations: 31,253, 143,747, 10,417 and 14,583. The Pledgees acknowledge the remaining 50% of the Pledged Shares (the "Company Shares") will be subject to a pledge agreement of even date herewith (the "Prior Pledge Agreement") between the Pledgor and the Company in connection with that certain Warrant Modification and Exercise Agreement dated of even date herewith by and among the Company, Vertical, Matzner, Pledgor, Sunrise Securities, Corp., Floy L. Shaeffer and Donald Heimstaedt (the "Stratasys Agreement"). Pledgor agrees, and shall direct the Company that, if the Pledgor's obligations to the Company have been satisfied in full, then the Company shall deliver to the Escrow Agent, the Company Shares, any


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related items (including without limitation, executed stock powers) and proceeds thereof, if any.

                  3. Representations and Warranties. To the extent that Pledgor has received good title to the Purchased Warrants from Pledgees under the Warrant Purchase Agreement free and clear of any and all liens, claims and encumbrances, the Pledgor represents and warrants that: (a) he is the lawful owner of the Pledged Warrants and, upon exercise thereof, will be the lawful owner of the Pledged Shares; (b) he has the full right, power and capacity to assign, pledge and hypothecate the Pledged Collateral to the Pledgees; (c) his rights in the Pledged Collateral are free and clear of any and all liens, claims or encumbrances (except for this Agreement and the Prior Pledge Agreement); (d) he will warrant, defend and protect the Pledged Collateral against any and all claims or demands of all persons, firms or corporations claiming by, through or under Pledgor, except further claims or demands of the Company under the Prior Pledge Agreement; and (e) he will not further encumber the Pledged Collateral or create or permit to exist any lien on the Pledged Collateral (except pursuant to this Agreement and the Prior Pledge Agreement) without the prior written consent of the Pledgees.

                  4. Voting Rights, Dividends, etc. Until an Event of Default (as defined herein) shall have occurred and is continuing, the Pledgor shall be entitled, in the event he exercises the Pledged Warrants, to vote the Pledged Shares and to give consents, waivers and ratifications with respect to the Pledged Shares. Whether or not an Event of Default occurs, subject to the Prior Pledge Agreement, all cash, securities, dividends or other property distributed in respect of or in exchange for the Pledged


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Warrants or the Pledged Shares shall be subject to the pledge and security interest created hereby.

                  5. Events of Default. An "Event of Default" shall exist if one or more of the following events (herein collectively called "Events of Default"), shall occur and be continuing: Any default shall occur in the performance (i) of any of the obligations by Pledgor to pay the Purchase Price in accordance with the Warrant Purchase Agreement (including, but not limited to, Sections 1.2 and 1.5(a) thereof), (ii) of any covenants or agreements of the Pledgor contained herein, or the Warrant Purchase Agreement which default is not remedied within five (5) days after the Pledgor receives written notice thereof; (iii) if any representation by Pledgor herein or in the Warrant Purchase Agreement is untrue or incorrect in any material respect or (iv) if a default occurs under the Stratasys Agreement or the Prior Pledge Agreement.

                  6. Remedies Upon Default. If an Event of Default shall have occurred and be continuing, the Pledgees, or either one of them, may exercise, with respect to their respective portions of the Pledged Collateral, all of the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at the time, and the Pledgees may also, without notice, except as specified below, acquire the Pledged Collateral, sell the Pledged Collateral, or any part thereof, at public or private sale or at any broker's board or on any securities exchange, through any broker, for cash, upon credit or for future delivery, and at such price or prices and upon such other terms as shall be commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least 10 business


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days' notice to him of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice.

                  7. Application of Proceeds of Sale. The proceeds of the sale of the Pledged Collateral sold pursuant to paragraph 7 hereof shall be applied by the Pledgees as follows:

                  First, to the Company in accordance with the provisions of
Section 3 of the Stratasys Agreement;

                  Second, to the payment of any and all reasonable and necessary costs and expenses incurred by the Pledgees in connection with such sale;
                  Third, to the payment of the Pledgor's then outstanding Obligations; and

                  Fourth, the balance (if any) of such proceeds shall be paid to the Pledgor or as a court of competent jurisdiction may otherwise direct.

                  8. Termination. This Pledge Agreement shall terminate (the "Termination Date") upon the earlier of (i) termination by the Pledgees of the Warrant Purchase Agreement in accordance with Section 1.6 thereof; or (ii) upon satisfaction in full of Pledgor's Obligations, at which time the Pledgees shall reassign and deliver to the Pledgor the Pledged Collateral as shall not have been sold or otherwise applied by the Pledgees pursuant to the terms hereof, together with appropriate instruments of reassignment and release.

                  9. Notices. All communications and notices hereunder shall be in writing and shall be given to the parties by overnight express mail service, by hand or by fax, provided a confirmation is received, at the addresses first above written or to such


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other address as may after be designated in writing by either party hereto.
Each notice shall be effective upon receipt or refusal.

                  10. Further Assurances. The parties agree to promptly execute and deliver such further instruments and documents, and to take such further action, as may be necessary and proper in order to effectuate the purposes of this Agreement, including, without limitation, the execution and delivery of financing, (including continuation and termination) statements pursuant to the Uniform Commercial Code for filing in any applicable jurisdiction. Pledgor hereby appoints each of the Pledgees individually, to act as its attorney in fact to execute and deliver any instruments or documents (including without limitations UCCs) to effectuate the purposes of this Agreement and further Pledgor authorizes the Pledgees to file any UCC financing statements without Pledgor's signature in such jurisdictions as Pledgees deem advisable.

                  11. Binding Agreement; Assignment. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, except that the Pledgor shall not be permitted to assign this Agreement or any interest herein or in the Pledged Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Pledged Collateral, or any part thereof, or any cash or property held by the Company as Pledged Collateral under this Agreement.

                  12. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflict of laws, rules thereof. Each of the parties hereby agrees to the


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personal jurisdiction of any state or federal court within the State of New
York (New York County) and waives personal service of any and all process upon it, and consents that all service of process may be made by registered mail direct to pledgor at the address indicated at the beginning of this agreement and service so made shall be deemed to be completed five (5) days after the same shall have been deposited in the United States mail, postage prepaid. Vertical waives, at the option of the Pledgor, any objection based on forum non conveniens and any objection to venue of any action instituted hereunder and consents to the granting of such legal or equitable relief as is deemed appropriate by the court. Nothing contained in this paragraph shall affect the right of any party to serve legal process in any other manner permitted by law.

                  13. Headings. Paragraph headings used herein are for convenience only and are not to affect the construction of, or be taken into consideration in interpreting, this Pledge Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed, as of the day and year first above written.


                                         /s/ Nathan Low
                                         ------------------------------------
                                         Nathan Low, Pledgor


                                         /s/ Robert Matzner
                                         ------------------------------------
                                         Robert Matzner, Pledgee


                                         VERTICAL FINANCIAL INC., Pledgee


                                         /s/ Jacob Agam
                                         ------------------------------------
                                         By: Jacob Agam
                                         Title: President


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